Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of PPL Energy Supply, LLC for the registration of indeterminable amounts of debt securities and preferred securities and to the incorporation by reference therein of our report dated February 28, 2012, with respect to the consolidated financial statements of PPL Energy Supply, LLC, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 28, 2012